Exhibit 21.1

SUBSIDIARIES OF ONE NUCLEAR ENERGY INC.

The following is a subsidiary of ONE Nuclear Energy Inc. as of September 23, 2026:

Name of Subsidiary	Jurisdiction of Organization
ONE Nuclear Energy LLC	Delaware